TRANSACT TECHNOLOGIES REPORTS 2018 THIRD QUARTER RESULTS

2018 Third Quarter Net Sales Rise 2.0% to $15.8 Million

Record Quarterly Gross Margin of 50.5% and Record Operating Margin of 20.3%
 Drives Diluted EPS Growth of 38% to Quarterly Record $0.33

Hamden, CT – November 6, 2018 – TransAct Technologies Incorporated (Nasdaq: TACT) ("TransAct" or the "Company"), a global leader in software-driven technology and printing solutions for high-growth markets, today reported operating results for the third quarter ended September 30, 2018.

Summary of 2018 Q3 Results
 (In millions, except per share and percentage data)

	Three Months Ended September 30,
	2018	2017
Net sales	$15.8	$15.5
Gross profit	$8.0	$7.5
Gross margin	50.5%	48.4%
Operating income	$3.2	$2.6
Net income	$2.6	$1.8
Net income per diluted share	$0.33	$0.24

Non-GAAP(1):
EBITDA	$3.4	$2.9
Adjusted EBITDA	$3.6	$3.0

(1)
A reconciliation of each non-GAAP financial measure to the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure is included in this release. See "Non-GAAP Financial Measures" below for a discussion of these metrics.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, "TransAct delivered strong third quarter results across several financial metrics clearly highlighting the effectiveness of our strategy to leverage our leading position and success in the casino and gaming industry to fund the build out of our products and software solutions to address the significant opportunity in the restaurant solutions market. Reflecting this success, we generated quarterly records for gross margin, operating margin and diluted EPS.

"During the 2018 third quarter, we generated 62% year-over-year growth in our casino and gaming sales as we further expanded our global market share, which continues to benefit from our decision last year to build out a European direct sales team to better address our customers throughout that region. Our record quarterly gross margin of 50.5% in the 2018 third quarter reflects the growing proportion of higher-margin solutions in our overall sales mix, which drove our operating margin to an all-time high of 20.3% and record quarterly earnings per share to $0.33 in the 2018 third quarter.

"TransAct's restaurant solutions opportunity continues to evolve and grow as greater emphasis is placed by operators on their need for value-added software solutions that help them digitize and automate their range of disparate back-of-the-house processes to operate more efficiently, profitably and on a value-added basis.  Our early-to-market position, understanding of the industry's needs, nimbleness, and ability to self-fund investments in the right people and technology development resources continues to open significant new opportunities for us as we build sales momentum and further position TransAct as the market leader.

"Our flagship terminal solution, the AccuDate XL2e, offers operators new breakthroughs in functionality and has been met with widespread positive industry response. We believe that the AccuDate XL2e and our growing restaurant software solutions portfolio is set to become the de-facto standard for back-of-the-house automation. Our software and hardware development teams have made continued advancements and are building a host of critical new capabilities intended to establish TransAct's ecosystem solution as an invaluable tool for restaurant and foodservice operators of all sizes.  We expect these enhancements will both support hardware sales growth and drive recurring software revenue that we estimate could be two to three times higher on an annual basis than the value of the original hardware sale.

"At the same time, our near record quarterly casino and gaming sales reflect TransAct's continued success in leveraging our industry-leading technology to further grow our domestic and international market share. The 62% year-over-year increase and 50% year-to-date rise in casino and gaming sales are clear indications that the value we provide customers has never been higher. Our recent introduction of the Epic Edge printer, which brings next-level print resolution to gaming floors worldwide, highlights again our commitment to lead this market through consistent innovation and unmatched reliability.

"While there is still much work to do in the coming quarters, we are making consistent and meaningful progress and our hardware and software solutions are gaining the attention of customers across the large and highly complex restaurant and foodservice industry. From day one, we have leveraged our printer technology to enter new markets and grow share across a number of industries thereby establishing a long-term track record of success in delivering best-in-class solutions. Today, our teams are working on a number of large projects that have the potential to significantly transform TransAct as we create a business model built around upfront hardware sales and significant recurring software sales as well as maintenance, support and consumable label sales. We have seen an evolution of this business model as our customers continue to request more and more software solutions to help them mitigate increasing wages and food costs while also focusing on the critical aspects of food safety."

Review of Balance Sheet and Capital Return Initiatives
At September 30, 2018, TransAct had approximately $3.8 million of cash and cash equivalents and no debt. During the 2018 third quarter, the Company paid a dividend to common shareholders of $0.09 per share which resulted in a return of capital of approximately $0.7 million for the quarter. TransAct made no stock repurchases during the 2018 third quarter and has approximately $3.0 million remaining under its existing $5.0 million share repurchase authorization. TransAct has returned a total of $4.0 million to shareholders in the form of quarterly cash dividends and share repurchases through the first nine months of 2018.

Steve DeMartino, President and Chief Financial Officer of TransAct, added, "Our record third quarter results further strengthened our balance sheet and financial position as we invest in and work towards our future. Our record gross margin and operating margin are indicative of the power of our evolving business model, particularly as we build out our sources of recurring software and consumables net sales. We believe this work will take a bit more time to materialize consistently in our financial results, but is setting the stage for substantial shareholder value creation over the long term."

Summary of 2018 Third Quarter Operating Results
TransAct generated 2018 third quarter net sales of $15.8 million compared with 2017 third quarter net sales of $15.5 million. Casino and gaming net sales in the 2018 third quarter were $8.3 million compared to $5.1 million in the prior year period, reflecting a 63% increase in domestic casino and gaming sales and a 58% increase in international casino and gaming sales. Casino and gaming net sales included one-time replacement shipments to a large domestic casino operator and to a large international casino operator along with increased demand for the Epic 950 in international markets as a result of the Company's direct sales efforts.  Restaurant solutions net sales were $1.3 million in the 2018 third quarter compared to $1.8 million in the 2017 third quarter, with higher sales of AccuDate XL terminals more than offset by lower sales of the AccuDate 9700. The Company recorded an approximate four-fold increase in label sales in its TransAct Services Group sales unit as a result of prior AccuDate terminal sales. POS automation and banking net sales increased $0.1 million year over year to $1.9 million in the 2018 third quarter driven by continued strong sales of the Ithaca 9000 printer to McDonalds, partially offset by the impact of the Company's ongoing wind down of its banking printer business.  Lottery printer net sales were $0.7 million in the 2018 third quarter compared to $2.2 million in the 2017 third quarter, reflecting lower sales to the Company's single lottery customer as TransAct deemphasizes its focus on this market. Printrex net sales were $451 thousand in the 2018 third quarter compared to $358 thousand in the 2017 third quarter, while the Company's TransAct Services Group, inclusive of AccuDate label sales noted above, generated net sales of $3.2 million in the 2018 third quarter compared to $4.3 million in the 2017 third quarter.

The Company recorded gross margin of 50.5% in the 2018 third quarter compared to gross margin of 48.4% in the 2017 third quarter. Gross margin in the 2018 third quarter reflects record casino and gaming sales in the period as well as lower sales of lower margin lottery printers. Gross profit in the 2018 third quarter was $8.0 million compared to $7.5 million in the year-ago period on a 2.0% increase in net sales.

Total operating expenses in the 2018 third quarter decreased 3% to $4.8 million compared to $4.9 million in the 2017 third quarter largely on lower selling and marketing expenses and incentive compensation. Total operating expenses as a percentage of sales in the 2018 third quarter declined 140 basis points from the prior-year period.

TransAct generated operating income of $3.2 million, or 20.3% of net sales, in the 2018 third quarter compared to $2.6 million, or 16.7% of net sales, for the 2017 third quarter. Net income in the 2018 third quarter was $2.6 million, or $0.33 per diluted share, compared to net income of $1.8 million, or $0.24 per diluted share, in the prior year period.

2018 Third Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, November 6, 2018, beginning at 4:30 p.m. ET to discuss 2018 third quarter results and other matters. Both the call and the webcast are open to the general public. The conference call number is 678-825-8259 and the conference ID number is 1968157 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select "Investor Relations" followed by "Events & Presentations"). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these measures are helpful to investors and others in assessing the ongoing nature of what the Company's management views as TransAct's core operations. The Company believes that the non-GAAP financial measures of EBITDA and adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in the Company's markets as well as by the Company's management in assessing the Company's performance. The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization and is adjusted for share-based compensation. The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization. A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. EBITDA and adjusted EBITDA may be useful to an investor in evaluating the Company's operating performance because these measures are: (i) widely used by investors to measure a company's operating performance without regard to non-recurring items excluded from the calculation of such measure; (ii) used as financial measurements by lenders and other parties to evaluate creditworthiness; and (iii) used by the Company's management for various purposes including strategic planning and forecasting, assessing financial performance and paying incentive compensation.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, and oil and gas. The Company's solutions are designed from the ground up based on customer requirements and are sold under the AccuDate™, EPICENTRAL®, Epic®, Ithaca®, and Printrex® brands. TransAct has over 3.0 million printers and terminals installed around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue", or the negative thereof, or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our line of restaurant solutions products driving increased adoption by customers; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	2018	2017	2018	2017
Net sales	$15,838	$15,524	$42,832	$43,117
Cost of sales	7,834	8,005	21,975	23,075
Gross profit	8,004	7,519	20,857	20,042

Operating expenses:
Engineering, design and product development	1,106	1,147	3,510	3,160
Selling and marketing	1,798	1,895	5,450	5,601
General and administrative	1,888	1,886	6,211	5,968
	4,792	4,928	15,171	14,729
Operating income	3,212	2,591	5,686	5,313

Interest and other expense:
Interest, net	(7)	(9)	(21)	(25)
Other, net	(50)	-	(137)	(8)
	(57)	(9)	(158)	(33)

Income before income taxes	3,155	2,582	5,528	5,280
Income tax provision	581	769	1,064	1,657
Net income	$2,574	$1,813	$4,464	$3,623

Net income per common share:
Basic	$0.35	$0.24	$0.60	$0.49
Diluted	$0.33	$0.24	$0.57	$0.48

Shares used in per share calculation:
Basic	7,413	7,408	7,449	7,404
Diluted	7,758	7,586	7,774	7,504

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2018	2017	2018	2017
Restaurant solutions	$1,318	$1,803	$3,622	$3,351
POS automation and banking	1,933	1,829	5,901	6,335
Casino and gaming	8,267	5,111	21,274	14,213
Lottery	655	2,160	1,771	7,928
Printrex	451	358	1,062	818
TransAct Services Group	3,214	4,263	9,202	10,472
Total net sales	$15,838	$15,524	$42,832	$43,117

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(In thousands)	2018	2017
Assets:
Current assets:
Cash and cash equivalents	$3,795	$5,507
Accounts receivable, net	11,643	10,948
Inventories	13,065	8,875
Other current assets	567	1,031
Total current assets	29,070	26,361

Fixed assets, net	2,264	2,169
Goodwill	2,621	2,621
Deferred tax assets	2,263	2,308
Intangible assets, net	829	458
Other assets	31	33
	8,008	7,589
Total assets	$37,078	$33,950

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$6,359	$3,841
Accrued liabilities	2,706	3,339
Deferred revenue	307	169
Total current liabilities	9,372	7,349

Deferred revenue, net of current portion	253	69
Deferred rent, net of current portion	260	271
Other liabilities	228	247
	741	587
Total liabilities	10,113	7,936

Shareholders' equity:
Common stock	114	114
Additional paid-in capital	31,841	31,353
Retained earnings	27,219	24,756
Accumulated other comprehensive loss, net of tax	(99)	(99)
Treasury stock, at cost	(32,110)	(30,110)
Total shareholders' equity	26,965	26,014
Total liabilities and shareholders' equity	$37,078	$33,950

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2018	2017	2018	2017
Net income	$2,574	$1,813	$4,464	$3,623

Interest expense, net	7	9	21	25
Income tax provision	581	769	1,064	1,657
Depreciation and amortization	259	264	739	866

EBITDA	3,421	2,855	6,288	6,171

Share-based compensation expense	187	188	524	484

Adjusted EBITDA	$3,608	$3,043	$6,812	$6,655